Exhibit 16.1

April 4, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Commission File No. 001-15975

Dear Sirs/Madams:

We have read Item 4.01, subsection (a) of the Form 8-K filing of Remedent USA, Inc. dated April 4, 2005. We agree with the statements made in the filing. We have no basis to agree or disagree with the statements contained in subsection (b) of Item 4.01 or 5.02 of the filing.

Yours truly,

/s/ Farber & Hass LLP

Camarillo, California